Exhibit 10.1
MEDICIS PHARMACEUTICAL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective as of June 1, 2011

i

ARTICLE I.
PURPOSE
     1.1 The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is to provide supplemental retirement income for a select group of officers and other key employees of Medicis Pharmaceutical Corporation (the “Employer”).
ARTICLE II.
DEFINITIONS
     2.1 “Average Earnings” means the average of the highest Earnings earned by a Participant during any three (3) calendar years of Service; provided, however, that if the Participant has less than three (3) calendar years of Service, “Average Earnings” shall mean the average of the highest Earnings earned by the Participant during each calendar year(s) of Service; provided, further, that in no event shall such calendar years of Service be measured prior to calendar year 2009 for purposes of this Section 2.1. For purposes of this definition, a calendar year of Service shall include the calendar year of Service that ends within the Plan Year in which the Participant’s Separation from Service occurs, and the “Earnings” earned by a Participant during such a year shall be based on the Participant’s annualized base salary for such calendar year and actual annual bonus (or, if unknown, the target annual bonus) for such calendar year.
     2.2 “Accrued Retirement Benefit” means the Retirement Benefit accrued as of the date of a Participant’s Normal Retirement Date or a Change in Control, as the case may be, provided that such Participant has not incurred a Separation from Service as of such date.
     2.3 “Beneficiary” means the person or entity that the Participant designates as his or her beneficiary to receive any portion of the Retirement Benefit which may become payable upon the Participant’s death. Such designation shall be made on such forms as the Compensation Committee shall require. If the Participant does not designate a Beneficiary, then the Participant’s Beneficiary shall be the Participant’s Spouse, and if the Participant does not have a Spouse, then the Participant’s estate.
     2.4 “Benefit Accrual Percentage” means, with respect to any Participant and as of any date of reference, the percentage obtained by dividing (a) such Participant’s years of Service (determined as of such reference date) by (b) (i) twenty years for Tier I Participants and Tier II Participants, (ii) five (5) years for the Tier III Participant, (iii) sixteen (16) years of Service for the Tier IV Participant, and (iv) eighteen (18) years of Service for the Tier V Participant; provided, that the maximum “Benefit Accrual Percentage” for any Participant shall be 100%.
     2.5 “Board of Directors” means the Board of Directors of the Employer.
     2.6 “Change in Control” means the first to occur of any one of the following:
          (a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 49% or more of either (i) the then outstanding shares of common stock of the Employer (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Employer entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Employer (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Employer), (B) any acquisition by the Employer, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition of “Change in Control”;
          (b) individuals who, as of the date hereof constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of such Board of Directors; provided that any individual who becomes a director of the Employer subsequent to such date whose election or nomination for election by the Employer’s stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; provided further, that any individual who was initially elected as a director of the Employer as a result of a solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board; or
          (c) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Employer (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 75% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Employer’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Employer; any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer; the entity resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 49% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 49% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction;

provided, that the transaction or event described in subsection (a), (b) or (c) constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5); provided, further, that for purposes of this definition, “Employer” shall refer only to Medicis Pharmaceutical Corporation.
     2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
     2.8 “Compensation Committee” means the Stock Option and Compensation Committee of the Board of Directors.
     2.9 “Earnings” means, with respect to a particular calendar year, the total of (a) cash earnings paid to a Participant in the form of base salary, (b) cash compensation under the incentive compensation plan (annual bonus) paid in such calendar year (regardless of whether earned for a prior year), and (c) any amount by which an Employee’s base salary and annual bonus awards are reduced under any 401(k) plan or any flexible benefit plans under the Code Sections 125 and 129 maintained by the Employer during the respective calendar year.
     2.10 “Effective Date” means June 1, 2011.
     2.11 “Employee” means a person who is employed by the Employer on a regular, full-time basis.
     2.12 “Employer” means Medicis Pharmaceutical Corporation, a Delaware Corporation, and its successor, and any of its subsidiaries so designated by the Board of Directors.
     2.13 “Key Executive” means an Employee who is designated by the Compensation Committee on or after the Effective Date of the Plan and as to whom the Compensation Committee has not withdrawn such designation.
     2.14 “Normal Retirement Date” means the first day of the month coincident with or next following the earlier of: (i) a Participant’s 65th birthday, or (ii) the date that Participant attains age 59 1/2 and has 20 years of Service.
     2.15 “Participant” means a Key Executive designated by the Compensation Committee to participate in this Plan and who has a benefit accrued under this Plan.
     2.16 “Plan” means the Medicis Pharmaceutical Corporation Supplemental Executive Retirement Plan.
     2.17 “Plan Year” means the consecutive twelve (12) month period commencing on June 1 and ending on May 31.
     2.18 “Remaining Retirement Benefit” means the portion of a Retirement Benefit, if any, in which a Participant continues to accrue and vest following a Participant’s Normal Retirement Date or a Change in Control, as the case may be, provided that such Participant has not incurred a Separation from Service as of such date.
     2.19 “Retirement Benefit” means the benefit accrued under Section 5.1 of the Plan.

     2.20 “Separation from Service” shall have the meaning set forth in Treasury Regulation §1.409A-1(h).
     2.21 “Service” means a Participant’s period of full-time employment with the Employer commencing on his first day of employment with the Employer until the date of Participant’s Separation from Service with the Employer. For purposes of calculating Service earned prior to the Effective Date, such period of Service shall be rounded up or down to the nearest full year (i.e., consecutive twelve (12) month period) of Service through the Effective Date. For purposes of calculating Service earned after the Effective Date, if a Participant is employed on the first day of a Plan Year, he shall be credited with a year of Service for such Plan Year. For purposes of this definition, “full-time” employment shall mean an average of thirty (30) hours or more of employment per calendar week.
     2.22 “Spouse” shall mean the person to whom the Participant was lawfully married on the date the Participant’s benefits under this Plan are to commence.
     2.23 “Tier I Participants” means the Participants identified as “Tier I Participants” on Exhibit A hereto.
     2.24 “Tier II Participants” means the Participants identified as “Tier II Participants” on Exhibit A hereto.
     2.25 “Tier III Participant” means the Participant identified as “Tier III Participant” on Exhibit A hereto.
     2.26 “Tier IV Participant” means the Participant identified as “Tier IV Participant” on Exhibit A hereto.
     2.27 “Tier V Participant” means the Participant identified as “Tier V Participant” on Exhibit A hereto.
     2.28 “Total Disability” means the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or continue for at least twelve(12) months; (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or continue for at least twelve (12) months, the Participant is receiving income replacement benefits under the Employer’s disability plan for at least three (3) months; or (c) the Participant has been determined to be totally disabled by the Social Security Administration; each of (a), (b) and (c) as certified by a licensed physician and determined by the Compensation Committee in its sole discretion; provided, that such “Total Disability” constitute a “disability” as defined under Treasury Regulation § 1.409A-3(i)(4).
ARTICLE III.
EFFECTIVE DATE
     3.1 This Plan as set forth in this document is effective as of June 1, 2011.

ARTICLE IV.
ELIGIBILITY AND VESTING
     4.1 Eligibility. Key Executives shall continue to be Participants until their Separation from Service or they are no longer entitled to Retirement Benefits under this Plan, whichever is later. If a Participant is no longer a Key Executive, but remains an Employee, his Service accrued as a Participant shall not be forfeited, but he shall not accrue any additional Service for purposes of his Benefit Accrual Percentage.
     4.2 Vesting. Upon a Separation from Service, a Participant shall be paid a Retirement Benefit, to the extent vested, in such form and amounts, and at such times, as provided under this Plan. A Retirement Benefit shall vest and become nonforfeitable based on the number of Plan Years during which the Participant is a Participant in the Plan, up to a maximum of 100%. Each Participant’s Retirement Benefit shall vest as follows:

Plan Years of Participation in Plan	Vested Fraction
1 years but less than 2 years	1/6
2 years but less than 3 years	2/6
3 years but less than 4 years	3/6
4 years but less than 5 years	4/6
5 years but less than 6 years	5/6
6 or more years	100%
provided, however, that a Retirement Benefit shall also be 100% vested upon (i) a Participant’s Normal Retirement Date, provided that the Participant has at least fifteen (15) years of Service and has not had a Separation from Service with the Company prior to such date, (ii) a Participant’s Separation from Service due to his discharge without “cause” or resignation for “good reason” (as such terms are defined in such Participant’s employment agreement with the Company, as amended from time to time, or, in the absence of such an employment agreement or such definitions, then as defined in the Company’s Executive Retention Plan, as amended from time to time), or (iii) a Change in Control. Additionally, in the event that no Change in Control has occurred, if the Tier III Participant terminates his employment prior to July 1, 2017 other than by reason of death, Total Disability, or an involuntary change in his material duties or responsibilities (as provided in such Participant’s employment agreement with the Company, as amended from time to time), then his vested Retirement Benefit shall be reduced by an additional 5%. Effective as of the Effective Date and thereafter, vesting shall be credited to each Participant on the first day of each Plan Year, in accordance with the vesting schedule set forth above.
ARTICLE V.
RETIREMENT BENEFITS
     5.1 Retirement Benefit.

          (a) A Participant’s Retirement Benefit under this Plan, computed as an annual benefit payable for twenty (20) years at Normal Retirement Date, shall equal the product of:
     (i) (A) with respect to any Tier I Participant, (x) 2.5% of such Participant’s Average Earnings, multiplied by (y) such Participant’s Benefit Accrual Percentage, multiplied by (z) the number of Participant’s years of Service at the Normal Retirement Date up to a maximum of twenty (20) years of Service;
          (B) with respect to any Tier II Participant, (x) 1.25% of such Participant’s Average Earnings, multiplied by (y) such Participant’s Benefit Accrual Percentage, multiplied by (z) the number of Participant’s years of Service at the Normal Retirement Date up to a maximum of twenty (20) years of Service;
          (C) with respect to the Tier III Participant, (x) 10% of such Participant’s Average Earnings, multiplied by (y) such Participant’s Benefit Accrual Percentage, multiplied by (z) the number of Participant’s years of Service at the Normal Retirement Date up to a maximum of five (5) years of Service;
          (D) with respect to the Tier IV Participant, (x) 3.125% of such Participant’s Average Earnings, multiplied by (y) such Participant’s Benefit Accrual Percentage, multiplied by (z) the number of Participant’s years of Service at the Normal Retirement Date up to a maximum of sixteen (16) years of Service;
          (E) with respect to the Tier V Participant,
          (1) (a) 3.125% of such Participant’s Average Earnings, multiplied by (b) such Participant’s Benefit Accrual Percentage as of May 31, 2011, multiplied by (c) the number of Participant’s years of Service as of May 31, 2011, plus
          (2) (x) 2.5% of such Participant’s Average Earnings, multiplied by (y) such Participant’s Benefit Accrual Percentage for the number of years of Service occurring between June 1, 2011 through Normal Retirement Date, multiplied by (z) the number of Participant’s years of Service from June 1, 2011 through the Normal Retirement Date;
provided, however, that the maximum aggregate years of Service taken into account for the Tier V Participant for purposes of calculating (1) plus (2) above shall be eighteen (18) years of Service;
provided, further, that in no event shall the Retirement Benefit exceed (x) fifty percent (50%) of a Participant’s Average Earnings with respect to any Tier I Participant, Tier III Participant, Tier IV Participant and Tier V Participant, and (y) twenty-five percent (25%) of a Participant’s Average Earnings with respect to any Tier II Participant.
          (b) A Participant shall continue to accrue and become vested in his Retirement Benefit for Service after his Normal Retirement Date or a Change in Control, as the

case may be, provided he has not incurred a Separation from Service with respect to such event. If the Participant is entitled to receive a distribution of his Retirement Benefit in accordance with Section 6.3(d) or (e) hereof, the Participant’s Accrued Retirement Benefit shall be distributed to Participant in accordance with the Participant’s distribution election, and the Participant shall continue to accrue and vest in any Remaining Retirement Benefit in accordance with the terms and conditions of the Plan, provided, that the sum of the Accrued Retirement Benefit plus the Remaining Retirement Benefit shall not exceed the maximum Retirement Benefit set forth in Section 5.1(a) with respect to such Participant. The Remaining Retirement Benefit shall vest as set forth in Section 4.2, with the first day of vesting commencing immediately following the Normal Retirement Date or the Change in Control, as the case may be. Any Remaining Retirement Benefit shall be paid according to the election of the Participant with respect to his or her Retirement Benefit under Section 6.3; provided that if such Remaining Retirement Benefit accrues after payment of the Accrued Retirement Benefit by reason of Section 6.3(e), the Remaining Retirement Benefit shall be paid on the Participant’s Separation from Service, or if elected by the Participant, if earlier, upon a Change in Control.
          (c) In the event a Participant receives a distribution of his Retirement Benefit prior to such Participant’s Normal Retirement Date, or in the event a Participant elects to receive a distribution of his Retirement Benefit in a lump sum payment or in installment payments in any number fewer than twenty (20), such Retirement Benefit shall be discounted to a present value equivalent benefit using a four percent (4%) annual interest discounting rate for each year (based on a consecutive twelve (12) month period from the Participant’s Normal Retirement Date, and including any partial years) that the Retirement Benefit is paid prior to the Participant’s Normal Retirement Date and less than twenty (20) years of annual installment payments. In the event a Participant’s Retirement Benefit commences after his Normal Retirement Date, the Retirement Benefit shall be credited with four percent (4%) annual interest for each year (based on a consecutive twelve (12) month period from the Participant’s Normal Retirement Date, and including any partial years) that the Retirement Benefit commences following the Participant’s Normal Retirement Date.
ARTICLE VI.
PAYMENT OF RETIREMENT BENEFITS
     6.1 Payment of Retirement Benefits. Except as set forth in Sections 6.3 and 6.4 below, all vested Retirement Benefits hereunder shall be payable in twenty (20) equal annual installments, and shall be payable commencing on the later of the Participant’s Normal Retirement Date or Separation from Service as provided in Section 6.2 below; provided, that the Participant may elect a different time and form of payment consistent with the requirements of Section 6.4 below and pursuant to the distribution election form approved by the Compensation Committee from time to time for use with this Plan.
     6.2 Timing of Payment. Unless a Participant elects otherwise pursuant to Section 6.4, a Participant’s vested Retirement Benefit shall commence on the later of the Participant’s Normal Retirement Date or the Participant’s Separation from Service. Notwithstanding any election to the contrary, the Participant’s Retirement Benefit shall commence upon the Participant’s death or Total Disability.

     6.3 Timing of Commencement of Benefits.
          (a) Separation from Service. In the event a Participant is entitled to distribution of his vested Retirement Benefit upon Separation from Service other than by reason of death or such Participant’s Total Disability, and prior to his Normal Retirement Date, such Retirement Benefit shall commence distribution on the one year anniversary of the date of such Participant’s Separation from Service.
          (b) Total Disability. In the event a Participant is entitled to distribution of his Retirement Benefit upon Total Disability, the Participant’s vested Retirement Benefit shall commence distribution on the sixtieth (60th) day following the date that the Compensation Committee determines such Total Disability has occurred.
          (c) Death. In the event a Participant is entitled to distribution of his vested Retirement Benefit upon his death, such Retirement Benefit shall commence distribution on the sixtieth (60th) day following the date of such Participant’s death.
          (d) Change in Control. In the event a Participant is entitled to receive a Retirement Benefit upon a Change in Control, such Retirement Benefit shall commence distribution on the thirtieth (30th) day after the Change in Control, regardless of whether a Participant has had a Separation from Service or reached his Normal Retirement Date.
          (e) Normal Retirement. In the event a Participant is entitled to a distribution of his vested Retirement Benefit upon such Participant’s Normal Retirement Date, the Retirement Benefit shall commence distribution on the sixtieth (60th) day following the Normal Retirement Date; provided, however, that if the Participant has a Separation from Service upon his Normal Retirement Date, the Retirement Benefit shall be commence distribution on the six month anniversary of the Normal Retirement Date.
     6.4 Timing of Elections. Prior to becoming eligible to participate in the Plan, each Participant may elect to receive his or her Retirement Benefit upon the earlier of Separation from Service (if such Separation from Service is prior to his Normal Retirement Date) or Normal Retirement Date (regardless of Separation from Service), or also upon a Change in Control, as set forth in the election form approved by the Committee. Additionally, each Participant may in such election elect to receive his or her Retirement Benefit in the form of a lump sum or installments, not to exceed twenty (20) years, and may elect a different form of payment for each distribution event. Once made, such election shall be irrevocable on the date of the Participant’s commencement of participation in the Plan. If no such election is made, then such Participant’s Retirement Benefits shall be paid in annual installments over twenty (20) years commencing on the later of the Participant’s (i) Normal Retirement Date or (ii) Separation from Service.
     6.5 Changes in Payments. A Participant may change his election after it has become irrevocable by submitting a modified distribution election to the Compensation Committee, and in accordance with the following criteria:
          (a) The election of the new form of payment shall have no effect until at least 12 months after the date on which the modified distribution election is made;

          (b) The date on which the Participant’s distribution is to begin under the modified distribution election must be no sooner than five (5) years after the date the Participant’s Retirement Benefit would have commenced absent such modified distribution election; and
          (c) The modified distribution election must be made at least 12 months prior to the date the Participant’s Retirement Benefit previously would have commenced absent the modified distribution election.
     A Participant’s modified distribution election shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is twelve (12) months prior to the date the Participant’s Retirement Benefit would otherwise have commenced absent the modified distribution election. For purposes of this Section 6.5 and Code Section 409A, installment payments shall be treated as being made in the form of a single payment commencing on the first date that such installment payment would otherwise commence. .
     6.6 Payments Rounded to Next Full Dollar. Each annual payment which is computed in accordance with this Plan will, if not in whole dollars, be increased or decreased to the nearest whole dollar. Such rounding shall be made after applying any applicable reduction factors.
     6.7 Permissible Acceleration. Notwithstanding Article VI, a Participant’s Retirement Benefit may be paid in the discretion of the Employer as follows upon the following events, in accordance with the requirements of Treasury Regulation § 1.409A-3(j)(4):
          (a) As necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).
          (b) If the Internal Revenue Service, makes a determination that a Participant is required to include in gross income the value of his Retirement Benefit, as soon as practicable following such determination, the Employer shall pay to the Participant, the amount required to be included in the Participant’s gross income.
          (c) If a Participant’s Retirement Benefit, or any remaining installments thereof is less than an amount applicable under Code Section 402(g) for the year in question, then the balance of such Retirement Benefit may be distributed in a lump sum.
          (d) Upon the termination and liquidation of the Plan, the Retirement Benefit shall be distributed in a lump sum twelve months following such termination and liquidation; provided that such termination or liquidation is not in connection with a downturn in the financial health of the Employer and shall conform to the requirements of Treasury Regulation §1.409A-3(j)(4)(ix).
     6.8 Payments upon Death. In the event of Participant’s death prior to a Participant’s Retirement Benefit being paid in full, then any remaining Retirement Benefit shall be made to the Participant’s Beneficiary in accordance with this Article VI.

ARTICLE VII.
FUNDING
     7.1 The Employer may enter into a trust agreement creating an irrevocable grantor trust for the holding of cash and/or annuity contracts for pension benefits accrued by the Participants under the Plan. Any assets of such trust shall be subject to the claims of creditors of the Employer to the extent set forth in the trust and Participants’ interests in benefits under this Plan shall only be those of unsecured creditors of the Employer. In the event of a Change in Control, the Employer shall enter into a trust agreement creating an irrevocable grantor trust for the holding of cash and/or annuity contracts in respect of the Retirement Benefits accrued by the Participants (whether current or former); provided, further, that upon the occurrence of a Change in Control, the Employer shall transfer to the trustee of the foregoing trust the maximum amount of assets estimated to be necessary to satisfy the Employer’s obligations hereunder, as in effect immediately prior to the Change in Control, and to the extent permitted under Code Section 409A.
ARTICLE VIII.
PLAN ADMINISTRATION
     8.1 The general administration of this Plan and the responsibility for carrying out the provisions hereof shall be vested in the Compensation Committee. The Compensation Committee may adopt, subject to the approval of the Board of Directors, such rules and regulations as it may deem necessary for the proper administration of this Plan, and its decision in all matters shall be final, conclusive, and binding.
     8.2 The Compensation Committee may adopt, subject to the approval of the Board of Directors, such rules and regulations as it may deem necessary for the proper administration of this Plan, and its decision in all matters shall be final, conclusive, and binding. The Compensation Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan.
     8.3 To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company determines that any benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Company may amend this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided that no such amendment shall be effective without the Participant’s consent unless it preserves the Participant’s economic benefit prior to such amendment.

ARTICLE IX.
AMENDMENT AND TERMINATION
     9.1 The Board of Directors of the Employer reserves in its sole and exclusive discretion the right at any time and from time to time to amend this Plan in any respect or terminate this Plan without restriction and without the consent of any Participant or Spouse, provided, however, that no amendment or termination of this Plan shall, without the Participant’s prior written consent, adversely affect the right of any Participant or Spouse with respect to any Retirement Benefit under this Plan, whether earned, vested or unvested, accrued or to be accrued, except as required by law or in order to satisfy Code Section 409A.
     9.2 Notwithstanding any other provisions of the Plan to the contrary and in addition to the restrictions under Section 9.1, following a Change in Control, or following any public announcement concerning an anticipated Change in Control (or until such time as the anticipated Change in Control is abandoned if not consummated, as determined by the Committee in its sole discretion), without the prior written consent of a Participant:
          (a) any Service accrued by the Participant as of the date of a Change in Control cannot be reduced;
          (b) no amendment or action of the Compensation Committee which adversely affects the Participant (including, without limitation, any amendment restricted by Section 9.1) is valid and enforceable; and
          (c) no termination of the Plan shall have the effect of reducing any benefits accrued by the Participant under the Plan prior to such termination.
ARTICLE X.
MISCELLANEOUS PROVISIONS
     10.1 No Guarantee of Employment. Nothing contained herein shall be deemed to give any individual the right to be retained in the service of the Employer or to interfere with the rights of the Employer to discharge any individual at any time, with or without cause.
     10.2 Non-Alienation of Benefits. No Retirement Benefit payable hereunder may be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such Retirement Benefit shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same. Notwithstanding any provision herein to the contrary, the Employer may, as the Compensation Committee in its sole and absolute discretion shall determine, offset any amount to be paid to a Participant, Spouse or Beneficiary hereunder in order to recoup amounts that have been misappropriated by such Participant against any amounts which such Participant may owe to the Employer or a subsidiary of the Employer.
     10.3 Payment to Incompetents. If a Participant entitled to receive any Retirement Benefit payments hereunder is deemed by the Compensation Committee or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for such Retirement Benefit, such payments shall be paid to such person or persons as the Compensation Committee shall designate or to the duly appointed guardian. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

     10.4 Withholding. Payments made by the Employer under this Plan to any Participant or Spouse shall be subject to withholding as shall, at the time for such payment, be required under any income tax or other laws, whether of the United States or any other jurisdiction.
     10.5 Expenses. All expenses and costs in connection with the operation of this Plan shall be borne by the Employer.
     10.6 Governing Law. The provisions of this Plan will be construed according to the laws of the State of Delaware, excluding the provisions of any such laws that would require the application of the laws of another jurisdiction.
     10.7 Gender and Number. The masculine pronoun wherever used herein shall include the feminine gender and the feminine the masculine and the singular number as used herein shall include the plural and the plural the singular unless the context clearly indicates a different meaning.
     10.8 Titles and Heading. The titles to articles and headings of sections of this Plan are for convenience of reference only and in case of any conflict, the text of the Plan, rather than such titles and headings, shall control.
     10.9 Non-Qualified Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).
     10.10 Unsecured Creditors. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
     10.11 Attorneys Fees and Expenses. In addition to all other amounts payable under this Plan, the Employer shall pay all legal fees and expenses incurred by a Participant in connection with any dispute arising after a Change in Control out of or relating to this Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Plan), regardless of the outcome of such proceeding; provided, however, that a Participant shall not be entitled to recover such fees and costs if the court determines that the Participant’s claim was brought in bad faith or was frivolous. Any attorney’s fees incurred by a Participant with respect to such a dispute arising after a Change in Control shall be paid by the Employer in advance of the final disposition of such action or challenge, as such fees and expenses are incurred, if the Participant agrees to repay such amounts if it is ultimately determined by the court that the Participant’s claim was brought in bad faith or was frivolous.

ARTICLE XI.
CLAIMS PROCEDURES
     11.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Compensation Committee (or such committee designated by the Compensation Committee) a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant. For purposes of this Article XI, all references to the “Compensation Committee” shall include any committee designated by the Compensation Committee to determine claims under this Article XI.
     11.2 Notification of Decision. The Compensation Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Compensation Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render the benefit determination. The Compensation Committee shall notify the Claimant in writing:
          (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
          (b) that the Compensation Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
     (i) the specific reason(s) for the denial of the claim, or any part of it;
     (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
     (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
     (iv) an explanation of the claim review procedure set forth in Section 11.3 below; and
     (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     11.3 Review of a Denied Claim. On or before 60 days after receiving a notice from the Compensation Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Compensation Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
          (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;
          (b) may submit written comments or other documents; and/or
          (c) may request a hearing, which the Compensation Committee, in its sole discretion, may grant.
     11.4 The Compensation Committee shall render its decision on review promptly, and no later than 60 days after the Compensation Committee receives the Claimant’s written request for a review of the denial of the claim. If the Compensation Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render the benefit determination. In rendering its decision, the Compensation Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
          (a) specific reasons for the decision;
          (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
          (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
          (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
     11.5 A Claimant’s compliance with the foregoing provisions of this Article XI is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.